SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


    Date of Report  (Date of earliest event reported)   November 28, 1995


                            Brauvin Real Estate Fund II
         (Exact name of registrant as specified in its charter)


                  Illinois            2-76683          36-3191827
                (State or other    (Commission        (IRS Employer
              jurisdiction of     File Number)      Identification
                 organization)                           Number)


150 South Wacker Drive,  Suite 3200,  Chicago, Illinois    60606
          (Address of principal executive offices)      (Zip Code)


    Registrant's telephone number, including are code  (312) 443-0922


                                 Not Applicable
    (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

    On November 28, 1995, the Partnership sold the 823 Commerce Drive Office Complex to Great Lakes REIT, Inc., a Maryland Corporation, an unaffiliated third party, for approximately $1,725,000. The sales price was determined through arms-length negotiations taking into account the size, location and occupancy of the property and general office market conditions in the property's location. Following payment of the senior debt on the property and expenses related to the sale, the net sales proceeds to the Partnership were approximately $47,000.


Item 5. Other Events

    The sale of the Partnership's remaining fixed asset as described in
Item 2 above acts to terminate the Partnership in accordance with Section
F of the Partnership's Articles of Limited Partnership. Accordingly, the Partnership anticipates filing a Certificate of Termination with the Illinois Secretary of State before December 31, 1995. The Partnership's liabilities exceed its remaining assets and, therefore, there will be no funds remaining for distribution to the Partnership's general or limited partners. The Partnership will make all required regulatory filings and issue final Forms K-1 to its partners in connection with the termination of its operations.
Item 7. Financial Statements and Exhibits

    (b) Pro Forma Financial Statements.

      The pro forma information for the sale of the 823 Commerce Drive Office Complex is not applicable for the year ended December 31, 1994 and the nine months ended September 30, 1995, corresponding to the periods of the Partnership's annual and quarterly financial statements most recently filed with the Securities and Exchange Commission, due the Partnership's filing under the liquidation basis method of accounting.

                                SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  BY: Brauvin Realty Partners, Inc.
                                     Corporate General Partner of
                                     Brauvin Real Estate Fund II


                                     BY:    /s/ Jerome J. Brault
                                            Jerome J. Brault
                                            President and
                                            Chief Executive Officer


                                     DATE:  December 12, 1995